As filed with the Securities and Exchange Commission on January 31, 1996
                                                       Registration No. 33-___

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                         AMCOL INTERNATIONAL CORPORATION
               (Exact name of issuer as specified in its charter)

         DELAWARE                                      36-0724340
  (State of incorporation)                 (I.R.S. Employer Identification No.)

                               ONE NORTH ARLINGTON
                              1500 WEST SHURE DRIVE
                     ARLINGTON HEIGHTS, ILLINOIS 60004-1434
                    (Address of principal executive offices)

                 AMCOL INTERNATIONAL CORPORATION 1993 STOCK PLAN
                            (Full title of the plan)

Paul G. Shelton                                   Copy to:
Chief Financial Officer                           James W. Ashley, Jr., Esq.
AMCOL International Corporation                   Janet O. Love, Esq.
One North Arlington                               Keck, Mahin & Cate
1500 West Shure Drive                             77 West Wacker, 49th Floor
Arlington Heights, Illinois 60004-1434            Chicago, Illinois 60601-1693
(Name and address of agent for service)           (312) 634-7700

          (847) 394-8730
(Telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of        Amount             Proposed Maximum       Proposed Maximum
Securities to   to be              Offering Price         Aggregate Offering       Amount of
be Registered   Registered(1)(2)   Per Share              Price                    Registration Fee

Common Stock    840,000            $14.63(3)              $12,842,634(3)           $4,428.49(3)

(1) Represents the maximum number of shares of Common Stock of the Company that may be issued hereunder.

(2) Together with an indeterminant number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Company.

(3) Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee as to the shares which may be purchased upon exercise of options outstanding or which may become outstanding under the Plan and based on the price at which options heretofore granted may be exercised for 335,645 shares of Common Stock and the average high and low price of Common Stock as reported on the National Association of Securities Dealers, Inc. Automatic Quotation National Market System on January 30, 1996 for the remaining 504,355 shares of Common Stock being registered.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission:

          1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

          3. The description of the shares of the Registrant's Common Stock, $0.01 par value per share, contained in the Registrant's Registration Statement on Form 10, filed with the Commission on July 27, 1987 registering such shares pursuant to Section 12 of the Securities Exchange Act of 1934 including any amendment or report updating such description.

         In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any subsequently furnished appendix to this Registration Statement.

Item 4.           Description of Securities.

         Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Clarence O. Redman, a director of the Company, is a member of Keck, Mahin & Cate, the law firm that serves as Corporate Counsel to the Company. As of January 15, 1996, Mr. Redman beneficially owned 69,257 shares of Common Stock, which amount includes 33,600 shares subject to options exercisable within 60 days.

Item 6.           Indemnification of Directors and Officers.

         The Registrant's Restated Certificate of Incorporation and By-Laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

         Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Restated Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         See the Index to Exhibits immediately following the signature page.

Item 9.           Undertakings.

         The undersigned Registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employment benefit plan's annual report pursuant to Section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements and related financial schedules of AMCOL International Corporation as of December 31, 1993 and 1994, and for each of the years in the three year period ended December 31, 1994 are incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Arlington Heights, State of Illinois, on January 25, 1996.

                                   AMCOL INTERNATIONAL CORPORATION



                                   By: /s/ John Hughes
                                   Name: John Hughes
                                   Its: President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul G. Shelton and Clarence O. Redman or any of them each with power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND CAPACITY                                             DATE



 /s/ John Hughes                                               January 25, 1996
John Hughes, President; Chief
Executive Officer and Director


 /s/ Paul G. Shelton                                           January 25, 1996
Paul G. Shelton, Senior Vice President-
Chief Financial Officer and Principal
Accounting Officer; Treasurer and
Director

                                                               January 25, 1996
 /s/ C. Eugene Ray
C. Eugene Ray, Director; Chairman
of the Board



 /s/ Arthur Brown                                              January 25, 1996
Arthur Brown, Director



 /s/ Robert E. Driscoll, III                                   January 25, 1996
Robert E. Driscoll, III, Director



 /s/ Raymond A. Foos                                           January 25, 1996
Raymond A. Foos, Director



 /s/ Robert C. Humphrey                                        January 25, 1996
Robert C. Humphrey, Director



 /s/ Jay D. Proops                                             January 25, 1996
Jay D. Proops, Director



 /s/ Clarence O. Redman                                        January 25, 1996
Clarence O. Redman, Director;
Secretary



 /s/ Dale E. Stahl                                             January 25, 1996
Dale E. Stahl, Director



 /s/ Paul C. Weaver                                            January 25, 1996
Paul C. Weaver, Director

                                INDEX TO EXHIBITS
Exhibit
No.               Description


4.1 Article Fourth of the Company's Restated Certificate of Incorporation (1)

4.2               AMCOL International Corporation 1993 Stock Plan (2)

5                 Opinion of Keck, Mahin & Cate (filed herewith)

23.1              Consent of Independent Auditors (filed herewith)

23.2              Consent of Keck, Mahin & Cate (included in Exhibit 5)

24 Power of Attorney of certain officers and directors of the Company (included on the signature page)


--------------------

(1) Exhibit is incorporated by reference to the Company's Form S-3 filed with the Securities and Exchange Commission on September 15, 1993.

(2) Exhibit is incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.